EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-101266) pertaining to the 2002 Stock Incentive Plan of T-3 Energy Services, Inc. of our report dated March 3, 2006, with respect to the consolidated financial statements of T-3 Energy Services, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Houston, Texas
March 15, 2006